Exhibit (a) 1.18

RUSSELL INVESTMENT COMPANY

AMENDMENT TO MASTER TRUST AGREEMENT

Regarding Name Change of Trust and Re-Designation of Sub-Trusts

AMENDMENT NO. 17 to the Amended and Restated Master Trust Agreement dated August 19, 2002 (referred to herein as the “Agreement”), done this 4th day of December, 2007, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, Section 4.1 of the Agreement authorizes the Trustees to establish and designate Sub-Trusts and classes thereof; and

WHEREAS, Section 4.1 of the Agreement provides that a Trustee may act for such purpose without shareholder approval.

NOW, THEREFORE, the Trustees hereby redesignate the following sub-trusts as set forth herein.

Redesignation of Sub-Trust

Without limiting the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate any further sub-trusts, and without affecting rights and preferences of the existing sub-trusts, the Trustees hereby redesignate the sub-trust named “Russell Multi-Manager Principal Protected Fund” to be named “Russell Flex Equity Fund” effective March 4, 2008.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

/s/ Thaddas L. Alston	/s/ Greg J. Stark
Thaddas L. Alston	Greg J. Stark

/s/ Kristianne Blake	/s/ Raymond P. Tennison
Kristianne Blake	Raymond P. Tennison

/s/ Daniel P. Connealy	/s/ Jack R. Thompson
Daniel P. Connealy	Jack R. Thompson

/s/ Jonathan Fine	/s/ Julie W. Weston
Jonathan Fine	Julie W. Weston